Exhibit 99.1

Contacts:

For Accredited Home Lenders Holding Co.:

Rick Howe

(858) 676-2148

For Lone Star Funds:

Ed Trissel

Joele Frank, Wilkinson Brimmer Katcher

(212) 895-8654

FOR IMMEDIATE RELEASE

ACCREDITED RECEIVES $100 MILLION CAPITAL INFUSION FROM LONE STAR

Lending operations to resume; Farallon loan expected to be repaid when due.

SAN DIEGO and DALLAS , Oct. 12, 2007 —Accredited Home Lenders Holding Co. (formerly (NASDAQ:LEND)) (“Accredited” or “Company”), guarantor of the outstanding 9.75% Series A Perpetual Cumulative Preferred Shares of Accredited Mortgage Loan REIT Trust (NYSE: AHH.PrA) (“REIT”), today announced that it has received $100 million of working capital from its new parent, LSF5 Accredited Investments, LLC (“Lone Star”), a subsidiary of Lone Star Fund V (U.S.) L.P. Lone Star acquired all of the outstanding stock of Accredited pursuant to the tender offer completed October 11 and the subsequent merger consummated on October 12. With the support of its new parent, Accredited believes that it can resume lending operations in a manner that will be beneficial over the long term, and Accredited plans on resuming lending operations beginning October 15.

In addition, the Company reported that it had received a letter from Mortgage Investments Funding, L.L.C., the lender under the Company’s Loan Agreement with Farallon Capital Management, LLC, under which the lender stated that it is exercising its option to demand repayment of all outstanding loans under the Loan Agreement as a result of the change in control of Accredited. Under the terms of the Loan Agreement, the outstanding loans of $230 million, together with outstanding interest thereon, a premium equal to 2.0% of the outstanding balance of the loans, and all other obligations under the loan agreement are due and payable on the 30th business day following the lender’s delivery of written notice of demand for repayment. The letter was received by Accredited on October 10, 2007. The Company expects to repay all amounts due under the Loan Agreement in accordance with the terms of the Loan Agreement.

About Accredited Home Lenders Holding Co.

Accredited Home Lenders Holding Co. is a non-prime mortgage company operating throughout the U.S. and in Canada. Accredited is in the business of originating, financing, securitizing, servicing, and selling non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

About Accredited Mortgage Loan REIT Trust

Accredited Mortgage Loan REIT Trust, a subsidiary of Accredited Home Lenders Holding Co., is a Maryland real estate investment trust formed in May 2004 for the purpose of acquiring, holding and managing real estate assets.

About Lone Star Funds

Lone Star is a leading U.S. private equity firm. Since 1995, the principals of Lone Star have organized private equity funds totaling more than $13.3 billion to invest globally in corporate secured and unsecured debt instruments, real estate related assets and select corporate opportunities. Additional information may be found at www.lonestarfunds.com.

Forward Looking Statements

Certain matters discussed in this news release, including without limitation the ability of the Company to resume lending operations on October 15, 2007 in a manner that will be beneficial over the long term and to repay the $230 million loan from Mortgage Investments Funding, LLC., constitute forward-looking statements within the meaning of the federal securities laws. In addition, actual results and the timing of certain events could differ materially from those projected in or contemplated by forward-looking statements due to a number of factors, including but not limited to, the risk factors and other disclosures contained in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the period ended December 31, 2006, its quarterly report on Form10-Q for the quarter ended March 31, 2007, and the other disclosures contained in documents filed by the Company with the SEC. The Company cautions readers that the non-prime mortgage industry and the Company’s business are subject to numerous significant risks and uncertainties.